                                                      EXHIBIT 10.76

                               MICHAEL FOODS, INC.
                          1994 EXECUTIVE INCENTIVE PLAN
                           (EFFECTIVE JANUARY 1, 1994)

                                       I.
                                     PURPOSE

A. The purpose of the Michael Foods, Inc. Executive Incentive Plan (the "Plan") is to incent and reward the senior management of Michael Foods, Inc. (the "Company") for delivering or exceeding their annual operating plan and to motivate those executives to be planning and focusing on year-over-year trendline earnings growth. Corporate executives will be rewarded based upon attainment of the Company's EPS growth targets. Operating company executives will be rewarded based upon individual operating company growth in profit before taxes ("PBT"), as well as overall corporate EPS performance.


B. The Plan will be effective January 1, 1994, will remain in effect until amended or terminated, and supersedes the Michael Foods, Inc. Amended and Restated Annual Incentive Compensation Plan, which has been terminated.

                                       II.
                                 ADMINISTRATION

A. The Plan will be administered by the Chief Executive Officer ("CEO") and the Chief Financial Officer of the Company under the direction of the Compensation Committee of the Board of Directors.

B. The Board of Directors will have sole authority to establish the Plan's terms and conditions.

                                      III.
                                   ELIGIBILITY

A. Participation in the Plan will be restricted to those positions which have a clear impact on the Company's financial and operating performance.

B. Eligible participants will include principal officers and select key employees of the Company and the Company's operating companies.

C. Generally, key employees will be defined as those executive positions which report to the President of an operating subsidiary or, in the case of corporate level employees, to the CEO of the Company.

D. Key employees will be recommended by the CEO of the Company and will be approved by the Compensation Committee of the Board of Directors.

E. Participation will also be limited to executives who are not covered under another approved incentive plan.

                                       IV.
                              INCENTIVE OPPORTUNITY

A. The size of the maximum incentive award opportunity level will vary by the position's responsibility level, as outlined below:


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

                                                              MAXIMUM INCENTIVE
                                                              OPPORTUNITY AS A
     LEVEL     POSITION(S)                                PERCENT OF BASE SALARY
     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------
     I         Corporate CEO, President, Chief Operating            100%
               Officer, Executive Vice President, Chief
               Financial Officer and Operating Company
               Presidents

     II        Other Officers                                        75%

     III       Non-Officer Key Employees                             50%


                                       V.
                                 PLAN COMPONENTS

COMPONENT A:  CASH AWARD

3/4 of the incentive opportunity for both corporate and operating company participants will be paid based upon PBT or EPS achievement against target objectives, in accordance with the following table:

                                     INCENTIVE AWARD OPPORTUNITY
                                     AS A PERCENT OF BASE SALARY:

                          LEVEL I            LEVEL II           LEVEL III
- --------------------------------------------------------------------------------

  ACHIEVEMENT OF TARGET
  ---------------------
     Below 94%               0.0%                0.0%                0.0%
     94% -  94.99%           6.0%                4.5%                3.0%
     95% -  95.99%          11.3%                8.5%                5.6%
     96% -  96.99%          16.5%               12.4%                8.3%
     97% -  97.99%          21.8%               16.4%               10.9%
     98% -  98.99%          27.0%               20.3%               13.5%
     99% -  99.99%          32.3%               24.2%               16.1%
     100% - 100.99%         37.5%               28.1%               18.8%
     101% - 101.99%         41.3%               31.0%               20.6%
     102% - 102.99%         45.0%               33.8%               22.5%
     103% - 103.99%         48.8%               36.6%               24.4%
     104% - 104.99%         52.5%               39.4%               26.3%
     105% - 105.99%         56.3%               42.2%               28.1%
     106% - 106.99%         60.0%               45.0%               30.0%
     107% - 107.99%         63.8%               47.9%               31.9%
     108% - 108.99%         67.5%               50.6%               33.8%
     109% - 109.99%         71.3%               53.5%               35.6%
     110% or Greater        75.0%               56.3%               37.5%



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COMPONENT B:  STOCK AWARD

1/4 of the incentive opportunity for both corporate and operating company participants will be paid based upon year-over-year trendline earnings growth. For the 1994 Plan year trendline EPS must increase 15% over 1993's level to trigger participation in this component of the Plan. This segment of the Plan is earned over a period of three years and is paid in the Company's common stock.

- --   Year I earns 50%, Year II earns 30% assuming EPS growth of at least 15% in
     Year II, and Year III earns the balance (20%) assuming EPS growth of at least 15% in Year III. (If at least 15% year-over-year EPS growth is not achieved, that yearly portion of the stock award incentive is forfeited.) The number of shares of common stock that would be awarded to an individual participant is determined by multiplying the appropriate earned percentage by the 25% of the maximum incentive opportunity for each individual at the appropriate level covered by Component B. That amount is then divided by the closing price of the Company's common stock on the third business day following the announcement of year-end financial results to determine the number of shares of common stock to be issued to each participant. Certificates will be issued as soon as practical following the March Board of Directors meeting. Further aspects of Component B are covered in the Michael Foods, Inc. 1994 Executive Performance Stock Award Plan.

COMPONENT C:  OPTION AWARD

Stock options will be awarded to the operating company presidents and executive corporate officers for achieving EPS growth in excess of 20% annually.

- --   Initial qualified individuals:

     Gregg Ostrander                                 Norman Rodriguez
     Jeffrey Shapiro                                 Kevin Murphy
     John Reedy                                      James Kohler
     William Goucher                                 Kevin Kelly

- --   Stock option awards will be for a specific number of shares of common stock based upon a rising scale which is triggered with a year-over-year increase in EPS of at least 20% as follows:

                                               PRESIDENT/CEO
                                                 OF MICHAEL     ALL OTHER
                                                 FOODS, INC.   PARTICIPANTS
      MAXIMUM STOCK OPTION OPPORTUNITY           -----------   ------------
     (COMMON STOCK SHARES)                        31,500/YR     21,000/YR
     ----------------------------------------------------------------------

     Below 20% Earnings Per Share Growth                 0              0
     20% - 24.99% Earnings Per Share Growth          4,500          3,000
     25% - 29.99% Earnings Per Share Growth          9,000          6,000
     30% - 34.99% Earnings Per Share Growth         13,500          9,000
     35% - 39.99% Earnings Per Share Growth         18,000         12,000
     40% - 44.99% Earnings Per Share Growth         22,500         15,000
     45% - 49.99% Earniings Per Share Growth        27,000         18,000
     50% or Greater                                 31,500         21,000


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Options will be priced based upon the closing price of the Company's common stock on the third business day following the announcement of year-end financial results each year and will be issued following the March Board of Directors meeting. The fully diluted earnings per share for each year will be computed in accordance with GAAP, but before accrual of bonuses and stock option awards under this plan.

                                       VI.
                ORGANIZATION AND INDIVIDUAL PERFORMANCE MEASURES

The following measures of organization performance will be used to determine actual incentive awards:

     MICHAEL FOODS, INC. Fully diluted net earnings per share. Measured by actual fully diluted earnings per share for current year as compared to the target level. Calculated in accordance with GAAP, but before accrual of bonuses and stock option awards under this Plan.

     OPERATING COMPANIES. Profit before taxes (PBT). Measured by actual pre-tax profits for the Plan year as compared to the target level. For the purposes of the Plan, PBT will be defined as operating profits, calculated in accordance with GAAP, before federal and state taxes, any interest charges associated with acquisition debt, and before accrual of bonuses and stock option awards under this Plan.

                                      VII.
                            ADMINISTRATIVE PROCEDURES

A. ADDITIONS OF INDIVIDUALS. All eligible participants must be designated by the CEO of the Company as of the beginning of the Plan year.

B. ESTABLISHMENT OF "TARGET OR MAXIMUM" GOALS. The CEO retains the right to set or adjust the operating company and corporate "target or maximum" incentive goals based upon an assessment of overall business conditions at the beginning of the Plan year.

C. ADJUSTMENTS TO TARGETS AND/OR GOALS. The CEO retains the right to adjust the targets and/or goals of the Plan based upon his/her assessment of business conditions at the end of the second quarter of the Plan year.

D. DOWN EARNINGS YEAR. No incentive shall be paid to a participant if their operating company or, in the case of corporate level participants, the Company has a decline in earnings for the Plan year, except at the discretion of the CEO with the approval of the Compensation Committee.

E. TERMINATIONS/DEATH/DISABILITY. Plan participants must be in the employ of the Company on the last day of the year to which the incentive award relates in order to be eligible for incentive award payments. However, should a participant die or become disabled, the incentive award for the year in which such death or disability occurs shall be prorated by the number of months of service during the applicable Plan year and shall be paid to the participant or the participant's estate, as the case may be.

F. CHANGE IN POSITION. Eligible employees under the Plan who have a change in position during a Plan year will have their incentive award calculated under the Plan award levels for both positions, prorating the incentive award by the months of service at each level.

G. INTERPOLATION. When the actual performance figure does not result in a whole number, the individual calculating the formula should interpolate to the closest whole percent.


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H.   EXCEPTIONS. In each instance, exceptions must be approved in advance by the appropriate officer and the CEO of the Company, and must be submitted to the Compensation Committee of the Board of Directors for their concurrence.

                            AMENDMENT AND TERMINATION

The Board of Directors may at any time amend the Plan for the purposes of satisfying the requirements of any changes in applicable laws or for any purpose that may be permitted by law. The Board of Directors may also terminate the Plan at any time. No such amendment or termination shall, however, adversely affect the rights of any participant (without his/her prior consent) with regard to any award previously made.

                                       IX.
                          RIGHT TO CONTINUED EMPLOYMENT

No participant shall have any claim or right to be granted an incentive (bonus) award under this Plan and the granting of an incentive (bonus) award shall not be construed as giving the participant the right of continued employment with the Company. The Company further reserves the right to dismiss a participant at any time, with or without cause, free from any claim or liability other than provided under this Plan document.


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